Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (File Nos. 333-132551 and 333-133481) of EXCO Resources, Inc. (formerly EXCO Holdings Inc.) of our reports dated May 15, 2006 and of our report dated March 18, 2004 except as to Note 2, for which the date is November 22, 2005, relating to the consolidated financial statements of EXCO Resources, Inc., and our report dated November 22, 2005 relating to the consolidated financial statements of EXCO Holdings Inc., which appear in this Amendment No. 1 to Form 8-K.

/s/ PricewaterhouseCoopers LLP
Dallas, Texas
December 13, 2006